Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements have been prepared to illustrate the effect of the Proposed Acquisition and the Debt Financing (as defined herein). The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are not necessarily indicative of what the combined company’s condensed combined financial position or results of operations actually would have been had the Proposed Acquisition and the Debt Financing been completed as of the dates indicated below. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined balance sheet gives effect to the Proposed Acquisition and the Debt Financing as if those events had occurred on October 31, 2016, while the unaudited pro forma condensed combined statements of income for the year ended January 31, 2016 and the nine months ended October 31, 2016 each give effect to the Proposed Acquisition and the Debt Financing as if those events had occurred on February 1, 2015. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to events that are (i) directly attributable to the Proposed Acquisition and the Debt Financing, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined statements of income do not reflect any non-recurring charges directly related to the Proposed Acquisition and the Debt Financing that the combined company may incur upon completion of the Proposed Acquisition and the Debt Financing. Further, because the tax rate used for these unaudited pro forma condensed combined financial statements is an estimated statutory tax rate, it will likely vary from the actual effective rate in periods subsequent to the completion of the Proposed Acquisition and the Debt Financing.

Until the Proposed Acquisition is completed, both companies are limited in their ability to share information with each other. Therefore, the preliminary purchase price allocation was based on discussions with Avnet’s management, Tech Data’s historical experience, data that were available through publicly available information and Tech Data’s due diligence review of the Acquired Business (as defined herein). Each of the adjustments is preliminary and is based on certain estimates and currently available information and is subject to further adjustments as additional information becomes available and as additional analyses are performed. Management believes that all significant adjustments necessary to reflect the effects of the Proposed Transaction and the Debt Financing are included in the accompanying unaudited pro forma condensed combined financial statements and are deemed to be reasonable.

Upon completion of the Proposed Acquisition, additional valuation procedures are expected to be performed and any increases or decreases in the fair value of the assets acquired or liabilities assumed will result in adjustments to the unaudited pro forma condensed combined financial statements until the purchase price allocation is finalized. These adjustments could be material. The preliminary purchase price allocation has been made solely for the purpose of preparing the accompanying unaudited pro forma condensed combined financial statements and is not necessarily indicative of what the actual combined financial position or results of operations of Tech Data and the Acquired Business would have been as of and for the periods presented, nor does it purport to represent the future combined financial position or results of operations of Tech Data and the Acquired Business.

The unaudited pro forma condensed combined financial statements do not reflect the impact of any potential cost savings or efficiencies that Tech Data may achieve from the combination of the two entities.

The following unaudited pro forma condensed combined financial statements have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2016, our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2016 and the combined financial statements of the Acquired Business filed as Exhibits 99.1 and 99.2 to our Current Report on Form 8-K filed with the SEC on January 17, 2017. The pro forma condensed combined balance sheet and the pro forma condensed combined statement of income as of and for the nine months ended October 31, 2016 and the condensed combined statement of income for the year ended January 31, 2016 have been prepared utilizing period ends for Tech Data and the Acquired Business that differ by fewer than 93 days, as permitted by Regulation S-X.

The historical financial data for the Acquired Business for the year ended January 2, 2016 are derived by adding the financial data from the Acquired Business’ audited combined statements of income for the years ended July 2, 2016 and June 27, 2015, and subtracting the Acquired Business’ unaudited combined statement of income for the six-month periods ended July 2, 2016 and December 27, 2014. The historical financial data for the Acquired Business for the nine-month period ended October 1, 2016 are derived by adding the financial data from the Acquired Business’ audited combined statement of income for the year ended July 2, 2016 and the unaudited condensed combined statement of income for the three-month period ended October 1, 2016, and subtracting the Acquired Business’ unaudited combined statement of income for the six-month period ended January 2, 2016.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF OCTOBER 31, 2016

(In thousands)

	Historical
	As of October 31, 2016	As of October 1, 2016				As of October 31, 2016
	Tech Data	Acquired Business	Reclassification Adjustments 3(k)	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$691,565	$143,739	$—	$(380,345)	3(a)	$454,959
Accounts receivable, less allowances	2,866,028	1,989,259	—	—		4,855,287
Inventories	2,253,962	253,292	—	—		2,507,254
Prepaid expenses and other assets	129,227	63,317	—	1,220	3(e)	193,764

Total current assets	5,940,782	2,449,607	—	(379,125)		8,011,264
Property and equipment, net	72,700	152,697	(87,011)	—		138,386
Goodwill	199,079	661,812	—	18,540	3(b)	879,431
Intangible assets, net	137,390	51,571	87,011	887,429	3(b)	1,163,401
Other assets, net	112,713	42,943	—	(4,999)	3(c), (d), (e)	150,657

Total assets	$6,462,664	$3,358,630	$—	$521,845		$10,343,139

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short term debt	$—	$98,002	$(98,002)	$—		$—
Accounts payable	3,495,096	1,272,492	—	(7,523)	3(f)	4,760,065
Accrued expenses and other liabilities	432,661	173,090	—	—		605,751
Revolving credit loans and current maturities of long-term debt, net	365,417	—	98,002	39,498	3(g)	502,917

Total current liabilities	4,293,174	1,543,584	—	31,975		5,868,733
Long term debt, less current maturities	—	—	—	1,951,263	3(g)	1,951,263
Other liabilities	—	59,884	(59,884)	—		—
Other long term liabilities	77,051	—	59,884	78,719	3(c)	215,654

Total liabilities	4,370,225	1,603,468	—	2,061,957		8,035,650
Commitments and contingencies
Shareholders’ equity:
Common stock	89	—	—	—		89
Additional paid-in capital	683,211	—	—	117,378	3(h)	800,589
Treasury stock, at cost	(1,071,238)	—	—	124,200	3(h)	(947,038)
Retained earnings	2,550,471	—	—	(26,528)	3(i)	2,523,943
Net parent company investment	—	1,931,527	—	(1,931,527)	3(j)	—
Accumulated other comprehensive loss	(70,094)	(176,365)	—	176,365	3(j)	(70,094)

Total shareholders’ equity	2,092,439	1,755,162	—	(1,540,112)		2,307,489

Total liabilities and shareholders’ equity	$6,462,664	$3,358,630	$—	$521,845		$10,343,139

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE YEAR ENDED JANUARY 31, 2016

(In thousands, except per share data)

	Historical
	Year Ended January 31, 2016	Year Ended January 2, 2016					Year Ended January 31, 2016
	Tech Data	Acquired Business	Reclassification Adjustments	Pro Forma Adjustments	Notes		Pro Forma Combined
Net sales	$26,379,783	$9,707,314	$—	$—			$36,087,097
Cost of products sold	25,093,122	8,734,814	17,035	—			33,844,971

Gross profit	1,286,661	972,500	(17,035)	—			2,242,126
Operating expenses:
Selling, general and administrative expenses	990,934	704,970	88,405	34,049	4	(a)	1,818,358
LCD settlements and other, net	(98,433)	—	—	—			(98,433)
Value added tax assessments	(8,796)	—	—	—			(8,796)
Restructuring, amortization, integration and other expenses	—	88,405	(88,405)	—			—
Restatement and remediation related expenses	829	—	—	—			829
Loss on disposal of subsidiaries	699	—	—	—			699

	885,233	793,375	—	34,049			1,712,657

Operating income	401,428	179,125	(17,035)	(34,049)			529,469

Interest expense	14,488	5,144	1,893	65,935	4	(b)	87,460
Foreign exchange losses, net	—	17,035	(17,035)	—			—
Other expense (income), net	4,522	7,508	(1,893)	—			10,137

Income before income taxes	382,418	149,438	—	(99,984)			431,872
Provision for income taxes	116,682	54,076	—	(38,370)	4	(c)	132,388

Net income	$265,736	$95,362	$—	$(61,614)			$299,484

Earnings per share:
Basic	$7.40						$7.74
Diluted	7.36						7.70
Weighted average shares outstanding:
Basic	35,898				4	(e)	38,683
Diluted	36,097				4	(e)	38,882

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE NINE MONTHS ENDED OCTOBER 31, 2016

(In thousands, except per share data)

	Historical
	Nine Months Ended October 31, 2016	Nine Months Ended October 1, 2016					Nine Months Ended October 31, 2016
	Tech Data	Acquired Business	Reclassification Adjustments	Pro Forma Adjustments	Notes		Pro Forma Combined
Net sales	$18,807,366	$6,242,395	$—	$—			$25,049,761
Cost of products sold	17,876,466	5,600,973	3,883	—			23,481,322

Gross profit	930,900	641,422	(3,883)	—			1,568,439
Operating expenses:
Selling, general and administrative expenses	730,211	507,335	37,668	45,296	4	(a)	1,320,510
Acquisition and integration expenses	14,997	—	—	(14,997)	4	(d)	—
LCD settlements and other, net	(4,142)	—	—	—			(4,142)
Value added tax assessments	1,049	—	—	—			1,049
Restructuring, amortization, integration and other expenses	—	37,668	(37,668)	—			—

	742,115	545,003	—	30,299			1,317,417

Operating income	188,785	96,419	(3,883)	(30,299)			251,022

Interest expense	21,364	4,490	1,652	44,515	4	(b)	72,021
Foreign exchange losses, net	—	3,883	(3,883)	—			—
Other expense (income), net	(517)	(1,371)	(1,652)	—			(3,540)

Income before income taxes	167,938	89,417	—	(74,814)			182,541
Provision for income taxes	51,665	35,105	—	(28,407)	4	(c)	58,363

Net income	$116,273	$54,312	$—	$(46,407)			$124,178

Earnings per share:
Basic	$3.30						$3.27
Diluted	3.29						3.25
Weighted average shares outstanding:
Basic	35,184				4	(e)	37,969
Diluted	35,393				4	(e)	38,178

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the Proposed Acquisition, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Proposed Acquisition and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of the date the Proposed Acquisition closes, and could result in a significant change to the unaudited pro forma condensed combined financial statements, including goodwill.

Tech Data’s historical results are derived from Tech Data’s audited consolidated statement of income for the year ended January 31, 2016 and unaudited interim consolidated statement of income for the nine months ended October 31, 2016. The historical financial data for the Acquired Business for the year ended January 2, 2016 are derived by adding the financial data from the Acquired Business’ audited combined statements of income for the years ended July 2, 2016 and June 27, 2015, and subtracting the Acquired Business’ unaudited combined statement of income for the six-month periods ended July 2, 2016 and December 27, 2014. The historical financial data for the Acquired Business for the nine-month period ended October 1, 2016 are derived by adding the financial data from the Acquired Business audited combined statement of income for the year ended July 2, 2016 and the unaudited condensed combined statement of income for the three-month period ended October 1, 2016, and subtracting the Acquired Business’ unaudited combined statement of income for the six-month period ended January 2, 2016.

Significant Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements are those set out in Tech Data’s audited financial statements as of January 31, 2016 and the Acquired Business’ audited financial statements as of July 2, 2016. Management has determined that no significant adjustments are necessary to conform the Acquired Business’ financial statements to the accounting policies used by Tech Data in the preparation of these unaudited pro forma condensed combined financial statements. Certain reclassifications have been reflected in the pro forma adjustments, as further described in Note 3, to conform the Acquired Business’ presentation to Tech Data’s in the pro forma balance sheet. The pro forma financial statements may not reflect all adjustments necessary to conform the accounting policies of the Acquired Business to those of Tech Data due to limitations on the availability of information.

Description of the Acquisition

On September 19, 2016, we entered into an Interest Purchase Agreement (the “Acquisition Agreement”) with Avnet to acquire (the “Proposed Acquisition”) all the shares of AVT Technology Solutions LLC (“AVT”) and TS Divestco B.V. (together with AVT, the “Acquired Companies”), which will hold all assets and liabilities primarily relating to the technology solutions business of Avnet (the “Acquired Business”) following completion of the Reorganization (as defined below).

Concurrently with the execution of the Acquisition Agreement, we entered into (i) a Reorganization Agreement (the “Reorganization Agreement”) with Avnet and AVT, pursuant to which Avnet will, prior to the consummation of the Proposed Acquisition, transfer the Acquired Business to the Acquired Companies (the “Reorganization”) and (ii) an Employment Matters Agreement in order to allocate between us and Avnet our respective assets, liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and to provide for certain employment matters in connection with the Proposed Acquisition.

Pursuant to the Acquisition Agreement, and subject to the terms and conditions contained therein, at the closing of the Proposed Acquisition, we will acquire all of the outstanding shares of the Acquired Companies for an aggregate purchase price comprised of $2.4 billion in cash (the “Cash Consideration”) and 2,785,402 shares of our common stock (representing approximately 7.3% of our outstanding common stock after giving effect to the issuance of the new shares), with the Cash Consideration subject to certain working capital and other adjustments, as described in the Acquisition Agreement.

Acquisition Financing

In addition to an offering of senior notes in the aggregate principal amount of $1 billion, we expect to obtain or otherwise incur additional financing for the Proposed Acquisition as described below.

In connection with the Proposed Acquisition, we expect to borrow up to $1 billion under senior unsecured term loan facilities (the “Term Facilities”), consisting of a tranche of three-year senior unsecured term loans in an original aggregate principal amount of $250 million and a tranche of five-year senior unsecured term loans in an original aggregate principal amount of $750 million, and expect to borrow an amount up to $100 million under our $1 billion revolving credit facility (the “Revolving Facility”). We have also obtained commitments for a 30-day senior unsecured bridge loan facility in an original aggregate principal amount of $300 million (the “Cash Bridge Facility”). If, and to the extent the notes in any offering we may conduct to raise permanent financing in the capital markets are not issued and sold (or are issued in a lesser amount), we may borrow up to $1 billion in loans under a 364-day senior unsecured bridge facility (the “Bridge Facility”). We refer to any debt financing that we expect to incur to fund the Cash Consideration and to pay related fees and expenses as the “Debt Financing.”

Tech Data may incur approximately $36 million of transaction costs. This estimate does not include fees related to the debt financing, which are estimated to be approximately $14 million. The fees related to the debt financing were reflected in the unaudited pro forma condensed combined financial statements as debt issuance costs.

2. Calculation of Preliminary Estimated Purchase Price

The fair value of consideration expected to be transferred on the closing date includes the value of the estimated cash consideration, the estimated fair value of the Share Consideration, the estimated working capital adjustment, plus estimated cash, and minus estimated indebtedness. A preliminary estimate of the purchase price is as follows (in thousands, except shares and stock price):

	Shares	Per Share	Total
Estimated cash consideration (1)			$2,400,000
Estimated Share Consideration (2)	2,785,402	$86.73	241,578
Estimated net working capital adjustment (3)			(59,908)
Estimated Acquired Business’ cash (4)			82,805
Estimated Acquired Business’ indebtedness			(98,002)

Total Estimated Purchase Price			$2,566,473

(1)	The amount of cash consideration is fixed in the Interest Purchase Agreement
(2)	The number of shares of Tech Data common stock is fixed in the Interest Purchase Agreement
(3)	The estimated net working capital adjustment is the amount by which the target net working capital of $992,197,000 exceeds the estimated net working capital
(4)	The amount of estimated cash is cash, net of $60,934,000 of outstanding checks recognized in accounts payable

For pro forma purposes only, the fair value of consideration given and thus the estimated purchase price was determined based upon the $86.73 per share closing price of Tech Data’s common stock on January 6, 2017. The final purchase consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial statements due to movements in the Tech Data common stock price as of the closing date of the Proposed Acquisition. A sensitivity analysis related to the fluctuation in the Tech Data common stock price was performed to assess the impact a hypothetical change of 10% on the closing price of Tech Data common stock on January 6, 2017 would have on the estimated purchase price and goodwill as of the closing date.

The following table shows the change in stock price, estimated purchase price and goodwill (dollars in thousands, except stock price):

Change in stock price	Stock price	Estimated Purchase Price	Goodwill
Increase of 10%	$95.40	$2,590,631	$704,510
Decrease of 10%	$78.06	$2,542,315	$656,194

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of the Acquired Business are recorded at the acquisition date fair values and added to those of Tech Data. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of October 31, 2016 and have been prepared to illustrate the estimated effect of the Proposed Acquisition. The allocation is dependent upon certain valuations and other studies that have not yet been completed. Accordingly, the preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed of the Acquired Business with the excess recorded as goodwill (dollars in thousands):

Current and other assets	$2,450,827
Property and equipment, net	65,686
Capitalized software	87,011
Goodwill	680,352
Intangible assets, net	939,000
Other noncurrent assets	25,784

Total assets	4,248,660
Current liabilities	(1,445,582)
Short-term debt	(98,002)
Other long-term liabilities	(138,603)

Total liabilities	(1,682,187)

Estimated purchase price	$2,566,473

Preliminary identifiable intangible assets in the pro forma financial statements consist of anticipated intangibles derived from customer and vendor relationships and trade names. The amortization related to these identifiable intangible assets is reflected as a pro forma adjustment to the pro forma condensed combined statements of income, as further described in Note 5. The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods the amortization impacts will ultimately be based upon the periods in which the associated economic benefits are expected to be derived, or where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the transaction may differ significantly between periods based upon the final value assigned, and amortization methodology used, for each identifiable intangible asset.

Goodwill represents the excess of the preliminary estimated purchase price over the fair value of the underlying net assets. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill recognized in the U.S. from the Proposed Acquisition is expected to be deductible for tax purposes. Goodwill recognized in foreign jurisdictions from the Proposed Acquisition is not expected to be deductible for tax purposes.

The final determination of the purchase price allocation upon the closing of the Proposed Acquisition will be based on the Acquired Business’ net assets acquired as of that date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation may change materially based on the receipt of more detailed information. Therefore, the actual allocations will differ from the pro forma adjustments presented.

3. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Represents the Cash Consideration paid, as well as the proceeds from the issuance of new debt, payment to settle the Acquired Business’ debt, and Tech Data transaction and financing costs to be paid prior to, or concurrent with, closing the Proposed Acquisition. Tech Data debt financing fees are capitalized as deferred debt issuance costs.

(dollars in thousands)
Cash proceeds of new debt	$2,100,000
Cash Consideration paid	(2,324,895)
Cash paid to settle Acquired Business’ debt	(98,002)
Transaction costs paid	(43,827)
Debt financing fees paid	(13,621)

Net cash outflow	$(380,345)

(b)	Reflects the acquisition method of accounting based on the estimated fair value of the assets and liabilities of the Acquired Business as discussed in Note 2 above. Additional information regarding the fair value of intangible assets acquired is discussed in Note 5 below.

(c)	Reflects the recognition of a $9,776,000 deferred tax asset based on the estimated U.S. blended federal and state statutory rate of 40% associated with the transaction costs, as well as the elimination of the Acquired Business’ U.S. deferred tax assets of $24,527,000. Reflects the recognition of a $78,719,000 deferred tax liability based on the estimated blended foreign statutory rate of 28% associated with the net increase in foreign estimated amortizable identifiable intangible assets. The U.S. blended federal and state and blended foreign statutory tax rates do not reflect Tech Data’s expected effective tax rate, which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

(d)	Reflects the recognition of $2,384,000 in debt financing costs related to the Revolving Facility.

(e)	Reflects the increase in deferred rent of $8,588,000 ($1,220,000 in Prepaid and other current assets and $7,368,000 in Other assets, net) as a purchase accounting adjustment.

(f)	Reflects the elimination of $7,523,000 of accounts payables related to transaction costs discussed above.

(g)	Reflects adjustments to current and long-term debt for anticipated borrowings to fund the Proposed Acquisition net of the elimination of the Acquired Business’ current debt. The adjustments to current and long-term debt are summarized as follows:

(dollars in thousands)
Anticipated new borrowings (net of deferred financing fees)	$2,086,379
Repayment of existing current debt	(98,002)

Net increase in borrowings	1,988,377
Plus: Deferred financing costs related to the Revolving Facility	2,384
Less: Increase to current portion of long-term debt	(39,498)

Increase to long-term debt	$1,951,263

(h)	Reflects the recognition of the Share Consideration discussed above in Note 2.

(i)	Reflects the recognition of $36,304,000 of transaction costs discussed above, net of a $9,776,000 tax benefit discussed in Note 3 (c) above.

(j)	Reflects the elimination of the Acquired Business’ Net parent company investment and Accumulated other comprehensive loss.

(k)	Reflects the reclassification of $87,011,000 of capitalized software from Property and equipment, net to Intangible assets, net in conformity with Tech Data’s presentation.

4. Notes to Unaudited Pro Forma Condensed Combined Statements of Income

(a)	Represents adjustment to record amortization expense related to identifiable intangible assets calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. See Note 5 for further details on the amortization lives of the intangible assets expected to be recognized.

The adjustments to selling, general and administrative expenses are as follows:

(dollars in thousands)	Nine Months Ended October 31, 2016	Year Ended January 31, 2016
Amortization of purchased identifiable intangible assets	$58,327	$77,769
Reversal of the Acquired Business’ historical intangible asset amortization	(13,031)	(43,720)

Total additional intangible assets amortization expense	$45,296	$34,049

(b)	To reverse interest expense associated with debt facilities repaid from the proceeds of the debt financing, and to record estimated incremental interest expense, and amortization of debt financing fees associated with the anticipated borrowings, as described in Note 1.

(dollars in thousands)	Nine Months Ended October 31, 2016	Year Ended January 31, 2016
Interest expense on debt financing	$52,289	$70,595
Amortization of debt financing fees	1,782	2,377
Reversal of transaction related bridge financing interest	(3,414)	—
Reversal of the Acquired Business’ interest expense	(6,142)	(7,037)

Total additional interest expense	$44,515	$65,935

(c)	Represents adjustment to income tax expense as a result of the tax impact on the pro forma adjustments. Tech Data and the Acquired Business utilized their respective statutory tax rates to compute the income tax expense related to each entity’s pro forma condensed combined statement of income adjustment as follows:

	Nine Months Ended October 31, 2016			Year Ended January 31, 2016
(dollars in thousands)	Tech Data	Acquired Business	Total	Tech Data	Acquired Business	Total
Pro forma adjustments	$(93,988)	$19,174	$(74,814)	$(150,741)	$50,757	$(99,984)
Statutory rate	38%	39%		38%	36%

Tax impact	$(35,935)	$7,528	$(28,407)	$(56,737)	$18,367	$(38,370)

The statutory tax rates do not reflect Tech Data’s expected effective tax rate, which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

(d)	To reverse Tech Data’s one-time transaction costs incurred to date of $14,997,000.

(e)	Represents the earnings per share, taking into consideration the pro forma weighted average shares outstanding calculated including the issuance of common stock issued in the Proposed Acquisition, as described in Note 1, assuming the shares were outstanding for the nine months ended October 31, 2016 and the year ended January 31, 2016.

	Nine Months Ended October 31, 2016	Year Ended January 31, 2016
Pro Forma Basic Weighted Average Shares (in thousands)
Historical weighted average shares outstanding	35,184	35,898
Issuance of shares to Avnet	2,785	2,785

Pro forma weighted average shares (basic)	37,969	38,683

	Nine Months Ended October 31, 2016	Year Ended January 31, 2016
Pro Forma Diluted Weighted Average Shares (in thousands)
Historical weighted average shares outstanding	35,393	36,097
Issuance of shares to Avnet	2,785	2,785

Pro forma weighted average shares (diluted)	38,178	38,882

5. Intangible Assets

The significant intangible assets identified in the preliminary purchase price allocation discussed above include customer and vendor relationships, and trademarks. The table below indicates the estimated fair value of each of the intangibles identified and the approximate useful lives of each (in thousands):

	Approximate Fair Value	Estimated Useful Life
Intangible Asset
Customer and vendor relationships	$894,000	13 years
Trade names	45,000	5 years

Total	$939,000

Fair value was estimated using the income approach. The income approach included the use of the multi-period excess earnings method for the acquired customer and vendor relationships and the relief-from-royalty method for the acquired portfolio of trade names. The significant assumptions used in estimating fair value include (i) the estimated life during which the asset will contribute to cash flows, based on inputs such as attrition rate of customers, remaining contractual terms, and expected use of the assets, (ii) the estimated profitability of the operations associated with each of the acquired assets, and (iii) the estimated discount rate that reflects the level of risk associated with receiving future cash flows.

6. Financing Agreements

The Company anticipates new borrowings of approximately $2.1 billion, excluding debt issuance costs, in connection with the Proposed Acquisition, which is comprised of the following:

(dollars in thousands)	Amount	Estimated Average Interest Rate
Three-year senior unsecured term loans	$250,000	2.2%
Five-year senior unsecured term loans	750,000	2.3%
Senior notes	1,000,000	4.5%
Revolving credit facility	100,000	2.2%

Total	$2,100,000

The unaudited condensed combined pro forma financial statements reflect an estimate of the amount of financing required to complete the Proposed Acquisition. The actual amount of financing required for the Proposed Acquisition will not be determined until the closing date when the actual purchase price and the actual amount of existing cash balances of Tech Data are known. The actual amount of available cash at closing may vary materially from preliminary estimates. The pro forma financial statements also reflect an estimate of interest rates for the various debt facilities based on current market conditions and rates currently available and based on facilities with similar terms and tenors. However, the actual interest incurred may vary significantly based upon, among other things, market considerations, the amount of each debt facility utilized, and success with the note offerings, of various tenors.

Annual future maturities for the five-year senior unsecured term loans are expected to be 5.0% of the initial principal amount each year for the first three years, then increasing to 10% for year four, with the final payment of all remaining outstanding principal amounts, plus accrued interest, being due five years after the closing date. The interest is due quarterly on the five-year senior unsecured term loan. Principal maturities for the three-year senior unsecured term loans and the senior notes are expected to occur at the end of each applicable note term. The interest is due quarterly on the three-year senior unsecured term loan and semi-annually on the senior notes.

A sensitivity analysis on interest expense for the year ended January 31, 2016 and the nine month period ended October 31, 2016 has been performed to assess the effect of a change of 12.5 basis points of the hypothetical interest rate would have on the debt financing.

The following table shows the interest expense assuming a 12.5 basis point change in the interest rates for the debt financing (in thousands):

	Nine Months Ended October 31, 2016	Year Ended January 31, 2016
Interest expense assuming
Increase of 0.125%	$56,005	$75,597
Decrease of 0.125%	52,138	70,347